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                                                                     EXHIBIT 3.1

                                STATE OF DELAWARE
                       CERTIFICATE OF OWNERSHIP AND MERGER
                             SUBSIDIARY INTO PARENT

                            Certificate of Ownership
                                     MERGING
                               Reliant Newco, Inc.
                            (a Delaware corporation)
                                      Into
                             Reliant Resources, Inc.
                            (a Delaware corporation)

PURSUANT TO SECTION 253 OF THE GENERAL CORPORATION LAW OF DELAWARE, Reliant Resources, Inc., a corporation incorporated on the 9th day of August, 2000, pursuant to the provisions of the General Corporation Law of Delaware ("Parent");

DOES HEREBY CERTIFY:

1. Parent owns 100% of the capital stock of Reliant Newco, Inc., a corporation incorporated on the 23rd day of March, 2004, pursuant to the provisions of the General Corporation Law of Delaware ("Mergco").

2. By a resolution ("Resolution of Merger") of the Board of Directors of the Parent duly adopted at a meeting held on the 31st day of March 2004, Parent determined (i) to merge into itself Mergco and (ii), effective upon the merger, change its corporate name to Reliant Energy, Inc. A certified copy of the Resolution of Merger is attached to, and incorporated into, this Certificate of Ownership and Merger as Exhibit A.

3. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, each issued and outstanding share of Mergco shall be cancelled and retired.

4. Pursuant to Section 103(d) of the General Corporation Law of Delaware, the effective time of the Certificate of Ownership and Merger, and the time when the merger therein provided for, shall become effective shall be 12:01 AM (Eastern Daylight Savings Time) on April 26, 2004.

IN WITNESS WHEREOF, this Certificate of Ownership and Merger is hereby executed on behalf of Reliant Resources, Inc. as of April 20, 2004.

                                               RELIANT RESOURCES, INC.

                                                /s/ Michael L. Jines
                                          --------------------------------------
                                                    Michael L. Jines
                                          Senior Vice President, General Counsel
                                                 and Corporate Secretary
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                             RELIANT RESOURCES, INC.

                        Assistant Secretary's Certificate

      The undersigned certifies that she is the duly qualified, appointed, and acting Assistant Secretary of Reliant Resources, Inc., a Delaware corporation (the "Company"), and:

      She further certifies that at a meeting of the Board of Directors, dated March 31, 2004, the following resolutions were adopted and that such resolutions have not since been amended or rescinded and are in full force and effect at the date hereof:

      WHEREAS, the Company desires to change its name from "Reliant Resources, Inc." to "Reliant Energy, Inc.";

      WHEREAS, in accordance with Section 253(a) and (b) of the Delaware General Corporation Law, the Company may effect such name change by (i) merging its wholly-owned subsidiary, Reliant Newco, Inc., a Delaware corporation, with and into the Company (the "Merger") and (ii) changing the surviving company's name to "Reliant Energy, Inc." (the "Name Change");

      WHEREAS, the Board of Directors of the Company has determined that it would be in the best interest of the Company and its stockholders to effect the Merger and the Name Change;

      NOW, THEREFORE, BE IT

      RESOLVED, that the Board of Directors hereby (i) authorizes the Merger,
      (ii) agrees to assume the liabilities and obligations of Mergco following such merger and (iii) authorizes the Name Change; and

      RESOLVED, that the Board of Directors authorizes each of the appropriate officers from time to time to take such actions and to execute and deliver such certificates, agreements, instruments, notices and other documents, or to effect such filings with any and all appropriate regulatory authorities, state and federal, as may be required or as such officer may deem necessary, appropriate or desirable in order to carry out the purposes and intents of the foregoing resolutions; all such actions to be performed in such manner, and all such certificates, agreements, instruments, notices and other documents to be executed and delivered in such form, as the officer performing or executing the same shall approve, the performance or execution thereof by such officer to be conclusive evidence of the approval thereof by such officer and by the Company; and

      RESOLVED, that the Board of Directors authorizes each of the Corporate Secretary or any Assistant Corporate Secretary of the Company to certify and attest any documents which he or she may deem necessary and appropriate to carry out the purposes and intents of the foregoing resolutions, provided that such attestation shall not be required for the due authorization, execution and delivery or validity of the particular document; and

      RESOLVED, that the authority granted to the officers of the Company under the foregoing resolutions shall be deemed to include, in the case of each such resolution, the authority to perform such further acts and deeds as may be necessary, appropriate or
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      desirable, in the judgment of such officers, to carry out the purposes and intents of the foregoing resolutions, and all acts and deeds previously performed by the officers or counsel for the Company prior to the date of these resolutions that are within the authority conferred hereby, are ratified, confirmed and approved as the authorized acts and deeds of the Company; and

      RESOLVED, that the foregoing powers and authorizations shall continue in full force and effect until revoked in writing by the Company.

      IN WITNESS WHEREOF, I have executed this certificate as of the 8th day of April 2004.

                                                      /s/ Wendi S. Zerwas
                                                   -----------------------------
                                                         Wendi S. Zerwas
                                                   Assistant Corporate Secretary